EXHIBIT 10.54

Amendment No.3 to Employment Agreement
Dated January 24, 2008 with Tara Poseley.

January 24, 2008

Tara Poseley

President – Disney Store

443 South Raymond Avenue

Pasadena, California 91105

Dear Tara:

This letter set forth the terms of our agreement modifying your Employment Agreement dated July 28, 2006 (the “Agreement”).  The parties agree that Section 6.01 of the Agreement shall be amended in its entirety as follows:

Subject to the provisions of Sections 6.02 and 9.08, if Executive’s employment hereunder is terminated by Employer pursuant to Section 5.01 or by Executive pursuant to Section 5.03 at any time thereafter, Executive shall be entitled to continuation of her Base Salary for a period of eighteen (18) months following such termination (“Severance Payment”), which Severance Payment shall be paid to Executive in equal consecutive bi-weekly installments with the first such installment paid on the first day of the month next following the effective date of termination of Executive’s employment hereunder.  In addition, in the event Executive elects to continue health benefit coverage through COBRA following the termination of Executive’s employment, the Company agrees to waive the applicable premium cost that Executive would otherwise be required to pay for continued group health benefit coverage for a period of eighteen (18) months following the effective date of termination of Executive’s employment or to the extent permissible under applicable law; provided, however, that said benefit shall be reduced to the extent of the receipt of substantially equivalent coverage by Executive from any successor employer.  To the extent necessary to comply with the restriction of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (“Code”) concerning payments to “specified employees,” in no event shall any portion of the Severance Payment be made earlier than the first business day of the seventh month following Executive’s Termination Date (“Delayed Payment Date”).  Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if Executive is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the Identification Date.  For purposes of this Agreement, the Identification Date shall be December 31.  Receipt of the Severance Payment shall be subject to execution of a separation agreement and general release (the terms of which shall be consistent with this Agreement) in a form reasonably satisfactory to Employer.

Except as modified by this letter agreement and the letter agreement dated December 12, 2007, all other terms of the Employment Agreement shall remain in full force and effect.

Please return the signed letter to my attention if the above accurately sets forth the terms of our agreement.

Sincerely,

Charles Crovitz
Interim Chief Executive Officer

Agreed and accepted on this
day of January, 2008

/s/ Tara Poseley
Tara Poseley